Exhibit 10(aa)

TERMINATION OF EMPLOYMENT AGREEMENT

This Termination of Employment Agreement (“Termination Agreement”) is made effective as of November 10, 2006 (the “Effective Date”), by and between Newmont Mining Corporation, a Delaware corporation (“Newmont”) and Wayne W. Murdy (“Executive”).

I.   RECITALS

A.    Newmont, Newmont Gold Company and Executive entered into an Employment Agreement having an effective date of February 1, 1999 (“Agreement”).

B.    Newmont, Newmont Gold Company and Executive amended the Agreement July 28, 2005 and the Agreement together with the July 28, 2005 amendment of the Agreement shall be referred to collectively as the “Agreement” hereafter.

C.    As a result of the Agreement, Executive was not eligible to participate in the Executive Change of Control Plan of Newmont.

D.    In consideration of the promises contained in this Termination Agreement, Newmont and Executive agree as follows:

II.   COVENANTS

1.    Consideration.  Newmont and Executive agree to terminate the Agreement as of the Effective Date. In exchange, Executive shall be eligible to participate in the Executive Change of Control Plan of Newmont, pursuant to the terms of such plan and any amendments to such plan.

2.    Entire Agreement.  This Termination Agreement supersedes all prior written and verbal promises and agreements between the parties regarding the subject matter hereof. This Termination Agreement constitutes the entire agreement between the parties and may be amended, modified or superseded only by a written agreement signed by both parties. No oral statements by any employee of Newmont shall modify or otherwise affect the terms and provisions of this Termination Agreement.

NEWMONT EXECUTIVE		EXECUTIVE

By:	/s/ Sharon E. Thomas	/s/ Wayne W. Murdy
	Sharon E. Thomas Vice President and Secretary Date: December 15, 2006	Wayne W. Murdy Date: December 15, 2006